Exhibit 99.1

KVH Industries Announces Support Agreement with Black Diamond Capital Management

Agrees to Nominate Black Diamond Managing Principal Stephen Deckoff to Board of Directors at the 2023 Annual Meeting

Company Grants Black Diamond a Waiver to Purchase Up to 25% of Common Stock

MIDDLETOWN, RI – February 3, 2023 - KVH Industries, Inc., (Nasdaq: KVHI) (“KVH” or the “Company”), today announced that it has entered into a support agreement (the “Agreement”) with Black Diamond Capital Management, L.L.C. and certain of its affiliates (collectively, “Black Diamond”).

Pursuant to the Agreement, the Company has committed to nominate and support Black Diamond Managing Principal Stephen H. Deckoff as an independent Class III director at the Company’s 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”), subject to certain conditions. Mr. Deckoff will begin serving as a non-voting observer of the Company’s Board of Directors (the “Board”). Additionally, the Company has granted Black Diamond a waiver under the Company’s stockholder rights plan allowing Black Diamond to acquire up to 25% of the Company’s outstanding common stock.

“We welcome Steve to the Board and are pleased to have reached this agreement with one of our largest shareholders,” said Brent C. Bruun, KVH’s President & Chief Executive Officer. “We remain fully focused on executing against our plan and prudently operating our business as we continue to work with our advisors to review all strategic alternatives.”

“As a large shareholder, I look forward to joining the Board and contributing to the future success of this strong business,” said Mr. Deckoff. “I believe in the opportunity to create value at KVH and look forward to working with my fellow directors on behalf of all shareholders.”

The Company will accept the resignation of one of its incumbent directors, which resignation will become effective at the 2023 Annual Meeting. Following the election of Mr. Deckoff at the 2023 Annual Meeting, the KVH Board will continue to have seven directors.

The Agreement, which includes a voting commitment and customary standstill and related provisions, will be filed by KVH on a Form 8-K with the Securities and Exchange Commission (“SEC”). The descriptions of the Agreement contained in this press release do not purport to be complete and are qualified in their entirety by reference to the full text of the Agreement.

Goodwin Procter LLP served as legal counsel to KVH and Kleinberg, Kaplan, Wolff & Cohen, P.C. served as legal counsel to Black Diamond with respect to the Agreement.

About Stephen H. Deckoff

Stephen H. Deckoff, 57, Mr. Deckoff is the Managing Principal of Black Diamond Capital Management, L.L.C. and is responsible for all portfolio management and business operations. Mr. Deckoff has held or currently holds board seats on a number of Black Diamond portfolio companies, including Consumer Portfolio Services, Inc., ION Media, Werner Ladder, White Birch, Bayou Steel, SmarteCarte, Sun World and PTC Alliance, among others. Prior to the founding of Black Diamond in 1995, Mr. Deckoff worked at Kidder, Peabody & Co., Bear Stearns, Chemical Securities and Drexel Burnham Lambert. Mr. Deckoff has a B.S. in Operations Research from the Engineering School at Cornell University.

About KVH Industries, Inc.

KVH Industries, Inc., is a global leader in mobile connectivity, content, and value-added services with innovative technology designed to enable a mobile world. KVH develops, manufactures, and provides maritime communication hardware and services worldwide. Founded in 1982, the company has more than a dozen offices around the globe with research, development, and manufacturing operations based in Middletown, RI.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding execution against our strategic plan, prudent operation of our business and enhancement of long-term value. Actual results could differ materially from the results projected in or implied by the forward-looking statements made in this press release. Factors that might cause these differences include, but are not limited to: unanticipated technical and other challenges that arise with the services provided by KVH; unanticipated technical or legal delays with the services; customer and strategic partner responses; potential future changes to the pricing or other terms; and potential unforeseen costs or expenses of providing the products and services. Certain of these and other risk factors are discussed in more detail in KVH’s Quarterly Report on Form 10-Q filed with the SEC on December 6, 2022. Copies are available through KVH’s Investor Relations department and website, https://ir.kvh.com. KVH does not assume any obligation to update forward-looking statements to reflect new information and developments.

KVH is a registered trademark of KVH Industries, Inc.

Contact:	KVH Industries, Inc. Roger Kuebel 401-608-8945 rkuebel@kvh.com	Longacre Square Partners Dan Zacchei / Joe Germani dzacchei@longacresquare.com jgermani@longacresquare.com